Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-3 of (i) our report dated October 20, 2011 relating to the statement of certain revenues and certain expenses of GrandMarc at Westberry Place for the year ended December 31, 2010, incorporated in this Registration Statement by reference to the Current Report on Form 8-K of Education Realty Trust, Inc. dated September 7, 2012, and (ii) our report dated October 20, 2011 relating to the statements of certain revenues and certain expenses of the University Village Towers for the years ended December 31, 2010, 2009 and 2008, incorporated in this Registration Statement by reference to the Form S-3 (No. 333-177422) of Education Realty Trust filed on October 21, 2011. We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ Dixon Hughes Goodman LLP

Memphis, Tennessee

September 7, 2012